Exhibit 10.2
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made effective as of June [___], 2023 (the “Effective Date”), by and between SomaLogic Operating Co., Inc., a Delaware corporation, with its principal place of business being 2945 Wilderness Place, Boulder, CO 80301 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a commercial-stage proteomics company that enables researchers to analyze various types of biological samples for protein biomarker signatures; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, using personnel described in Exhibit A attached hereto (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.
1.Services of Consultant. Danforth will assist the Company with matters relating to the Services to be provided by Danforth’s employees or contracted agents (the “Danforth Personnel”). The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements. Company shall have the right to request changes to the Danforth Personnel at any time in writing. If Company makes a written request, Danforth shall add to and/or change the Danforth Personnel subject to the Company’s right of pre-approval. Additional personnel will bill at their billable rate in effect at the time they are added to the Agreement.
2.Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon 30 days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in rates set forth in Exhibit A of up to 10%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition to payment for Services, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:

    Name:            Kasey Price
    Title:            Manager, Accounting
    Address:            2945 Wilderness Place
                Boulder, CO 80301
    E-mail:            ap@somalogic.com

    All Company payments and billing inquiries should be addressed to:

    Danforth Accounting:        Betsy Sherr
                bsherr@danforthadvisors.com
                Danforth Advisors
                P.O. Box 335
                Southborough, MA 01772

3.Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either Party has given notice of termination pursuant to this Section 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon 30 days prior written notice to the other Party; or (b) without cause upon 60 days prior written notice to the other Party upon payment of all amounts due and owing hereunder. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default or (ii) the commission of any act of fraud or embezzlement. The provisions of Sections 7, 9, 10, 13 and 22 will survive the termination of this Agreement.

4.Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required. Danforth does not guarantee time and materials estimates in any way and such estimates are not fixed prices. Danforth will notify the Company as soon as practicable if an estimate will be exceeded.

5.Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on like terms of confidentiality. The above provisions of confidentiality shall apply until the termination of this Agreement and for a period of five (5) years after termination of this Agreement. With respect to trade secrets, the confidentiality obligations of Danforth and its affiliates, agents or employees shall survive any termination of this Agreement for so long as the Confidential Information remains a trade secret under applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Danforth acknowledges that Danforth will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Danforth files a lawsuit for retaliation by Company for reporting a suspected violation of law, Danforth may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding, if Danforth (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything to the contrary set forth in this Agreement, Danforth shall have the right to collect and analyze budget and budget- related data that does not refer to or identify the Company or any individual.  The Company acknowledges that Danforth will be compiling aggregated, anonymized data based on this information from the Company and other Danforth clients for the purpose of enhancing the Services provided by Danforth to the Company (the “Aggregated Data”).  The Company hereby grants Danforth a non-exclusive, worldwide, perpetual, royalty-free right and license, during and after the expiration of the Term, to use and distribute such Aggregated Data to improve and enhance the Services. No rights or licenses are granted except as expressly set forth herein.

8.Use of Name and Logo. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.
9.Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. To the extent that any of the Inventions do not constitute a “work made for hire”, Danforth hereby irrevocably assigns, and shall cause Danforth Personnel to irrevocably assign to Company, at the Company’s sole cost and expense, all right, title, and interest throughout the world in and to the Inventions, including all intellectual property rights therein. Danforth shall cause Danforth Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Danforth Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Inventions. Upon the reasonable request of Company and at the Company’s sole cost and expense, Danforth shall, and shall cause Danforth Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, or record its rights in or to any Inventions.

10.Non-Solicitation. All Danforth Personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for two years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to fifty percent (50%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. For purposes herein, “solicit” does not include broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site.
11.Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to 30% of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one year of the date applicant(s) are submitted to the Company. Such payment is due within 30 days of the employee’s start date.

12.Limited Warranty. Danforth represents and warrants that (a) it will perform Services in accordance with (i) the terms of this Agreement and any timelines agreed upon by the Parties, and (ii) all applicable industry standards and all applicable laws, regulations, rules and guidelines; and (b) Danforth and Danforth Personnel or any other person used by Danforth to perform Services has not been (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to the United States Food, Drug and Cosmetic Act, or (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

13.Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any third party claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. The Company will endeavor to add Danforth to its insurance policies as additional insureds. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any third party claim that arises out of or is based on the Inventions (as defined in Section 9 above), except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors. Furthermore, during the Term of this

Agreement, if the Company desires that Danforth provide treasury services, the Company shall obtain and maintain a Crime and Cyber Insurance Policy that includes coverage for “Social Engineering” claims and extends coverage to Danforth.

14.D&O Insurance. The Company shall specifically include and cover, as a benefit for their protection, Danforth staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Danforth under the Company’s policy or does not have first dollar coverage acceptable to Danforth in effect for at least $5 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), Danforth may, at its option, attempt to purchase a separate D&O policy that will cover the Danforth staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If Danforth is unable to purchase such D&O insurance, then Danforth reserves the right to terminate the Agreement upon delivery of written notice.

15.Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.
16.Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.
17.Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:
If to the Company:
    Name:        Ruben Gutierrez
    Title:        General Counsel
    Address:        2945 Wilderness Place
            Boulder, CO 80301

    E-mail:        rgutierrez@somalogic.com

    If to Danforth:

    Name:        Gregg Beloff
    Title:        Managing Director
    Address:        91 Middle Road
            Southborough, MA 01772
            USA
    Phone:        (617) 686-7679
    E-mail:        gbeloff@danforthadvisors.com
18.Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.
19.Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.
20.Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
21.Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.
22.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the Commonwealth of Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non convenience. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Additionally, all parties irrevocably and unconditionally waive any right they may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. In the event of any litigation in relation to this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable costs and expenses (including reasonable attorneys’ fees) associated with such litigation upon receipt of a final, non-appealable judgment from a court of competent jurisdiction.
23.Amendments and Waivers. This Agreement may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other light or remedy, or a waiver on any subsequent occasion.
24.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
DANFORTH ADVISORS, LLC            SOMALOGIC OPERATING
                            CO., INC.

By: ________________________            By: ___________________________
Name:    Chris Connors                    Print Name: Jason Ryan
Title:    Chief Executive Officer            Title: Director
Date: ______________________            Date: _________________________

EXHIBIT A

1.Description of Services and Schedule of Fees
Danforth will perform mutually agreed upon finance and accounting and HR functions which are necessary to support the management and operations of the Company including, but not limited to, the functions set forth below:
F&A

Role	Hourly Rate	Function
Sr. Advisor	$650/hour	Senior Advisory
CFO/Managing Director	$525/hour	CFO/Advisory
Sr. Director	$410/hour	Principal Accounting Officer
Director	$385/hour	VP Finance
Sr Manager	$300/hour	Sr Controller/FP&A
Manager	$250/hour	Controller
Sr. Consultant	$185/hour	Asst. Controller
Consultant	$145/hour	Staff Accountant
Risk Management	$540/hour	Insurance/D&O
Tax Specialist	$275/hour	Tax Returns

HR

Role	Hourly Rate	Function
HR Managing Director	$415/hour	Human Resources
Senior HR Consultant II	$340/hour	Human Resources
Senior HR Consultant I	$320/hour	Human Resources
HR Consultant II	$275/hour	Human Resources
HR Consultant I	$225/hour	Human Resources
HR Specialist II	$195/hour	Human Resources
HR Specialist I	$145/hour	Human Resources
Initial Staffing will be Eliot Lurier, a CFO, who has been interviewed and approved by the Company. Additional personnel will be added in accordance with Section 1 of this Agreement.

2.Description of CBO Services and Schedule of Fees

Danforth will perform mutually agreed to outsourcing activities which are necessary to support the management and operations of identified clinical studies which may include:

• Customized strategic outsourcing planning – Define the clinical outsourcing strategy and plan based on your in-house capabilities and special requirements, and coordinate with clinical operations and finance.

• CRO/CMC/Vendor bidding and selection – In conjunction with clinical operations, identify appropriate candidate vendors, prepare the Request for Information (RFI), Request for Proposal (RFP), analyze incoming proposals, and facilitate Bid Defense meetings to coordinate recommendations with internal study team, including a Vendor Selection Report to document detailing the scoring process and final decision.

• Contract and change order management – Lead in the negotiation of Statements of Work (SOWs), budget proposals and payment terms with the vendors, assist in the negotiation of business and performance terms of Master Services Agreements (MSAs), and execute change orders as needed.

• Vendor oversight – Assist with the development, implementation and tracking of Key Performance Indicators (KPIs)/Service Level Agreements (SLAs) to measure vendor performance and document vendor oversight per compliance. We will also assist with right-sized governance to facilitate effective issue resolution.

• Optimized coordination with clinical operations and finance – Facilitate timely and quality information flow between Clinical Operations and Finance to enhance forecasting and accrual accuracy and minimize surprise spending.

Role	Hourly Rate
Managing Director – CBO	$525/hour

Sr. Director – Clinical Outsourcing II	$450/hour

Sr. Director – Clinical Outsourcing I	$420/hour

Sr. Director – Contract Manufacturing	$420/hour

Sr. Director – Clinical Finance	$340/hour

Director – Site Contracts	$370/hour

Note: The monthly billed amount will vary based on the actual services requested along with complexity and number of studies and vendors involved.